Exhibit 99.1

2009-13

Contact:                 R. Scott Amann
Vice President, Investor Relations
(713) 513-3344

CAMERON ENTERS INTO FRAME AGREEMENT WITH PETROBRAS, RECEIVES INITIAL ORDER FOR 111 SUBSEA TREES

HOUSTON (September 28, 2009) – Cameron (NYSE: CAM) has entered into a frame agreement with Petrobras, expected to be worth approximately $500 million, for the supply of subsea trees and related running tools to Petrobras for use in their developments offshore Brazil.
            Under the agreement, Cameron will provide 138 subsea Christmas trees, with the installation to be supported by 18 sets of running tools that are also part of the scope of supply.  Initial delivery is slated to begin in 2011, with deliveries to continue for four years.
As a part of this agreement, Cameron has also received a purchase order contract for the first 111 subsea trees.  Deliveries under this initial order are to begin in the first quarter of 2011 and continue until the first quarter of 2014.
Cameron President and Chief Executive Officer Jack B. Moore said, “We are pleased to have the opportunity to build on our history as a primary supplier of equipment and services in the Brazilian market, and we look forward to continuing our support of Petrobras’ developments and our ongoing investment in Brazil.”  Moore noted that the receipt of the purchase order will result in Cameron’s Subsea Systems group recording the value of the initial trees and related equipment in the Company’s third quarter orders, and including it in the Company’s subsea backlog at the end of the quarter.
Cameron (NYSE: CAM) is a leading provider of flow equipment products, systems and services to worldwide oil, gas and process industries.
###
Website: www.c-a-m.com

In addition to the historical data contained herein, this document includes forward-looking statements regarding future revenues of the Company resulting from this contract made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The Company’s actual results may differ from those described in forward-looking statements.  These statements are based on current expectations of the Company’s performance and are subject to a variety of factors, some of which are not under the control of the Company.  Such factors include the receipt of subsequent purchase orders under the frame agreement and the Company’s ability to successfully manufacture and deliver, and Petrobras’ acceptance of, the subsea systems ordered.
Because the information herein is based solely on data currently available, it is subject to change as a result of changes in conditions over which the Company has no control or influence, and should not therefore be viewed as assurance regarding the Company’s future performance.  Additionally, the Company is not obligated to make public indication of such changes unless required under applicable disclosure rules and regulations.